New World Fund, Inc.
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

April 30, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$157,755
Class B	$1,069
Class C	$5,303
Class F1	$27,103
Class F2	$21,075
Total	$212,305
Class 529-A	$8,877
Class 529-B	$86
Class 529-C	$869
Class 529-E	$348
Class 529-F1	$535
Class R-1	$175
Class R-2	$2,223
Class R-3	$4,630
Class R-4	$4,205
Class R-5	$6,494
Class R-6	$11,539
Total	$39,981

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.7130
Class B	$0.2447
Class C	$0.2913
Class F1	$0.7349
Class F2	$0.8884
Class 529-A	$0.6948
Class 529-B	$0.1815
Class 529-C	$0.2947
Class 529-E	$0.5682
Class 529-F1	$0.8001
Class R-1	$0.2744
Class R-2	$0.3394
Class R-3	$0.5797
Class R-4	$0.7545
Class R-5	$0.9004
Class R-6	$0.9323

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	224,274
Class B	3,868
Class C	18,327
Class F1	40,058
Class F2	27,153
Total	313,680
Class 529-A	13,148
Class 529-B	425
Class 529-C	3,034
Class 529-E	636
Class 529-F1	710
Class R-1	610
Class R-2	6,642
Class R-3	7,745
Class R-4	5,895
Class R-5	7,738
Class R-6	14,460
Total	61,043

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$56.59
Class B	$55.79
Class C	$54.88
Class F1	$56.20
Class F2	$56.59
Class 529-A	$56.18
Class 529-B	$55.35
Class 529-C	$54.97
Class 529-E	$55.80
Class 529-F1	$56.20
Class R-1	$55.02
Class R-2	$55.00
Class R-3	$55.92
Class R-4	$56.40
Class R-5	$56.76
Class R-6	$56.67